EXHIBIT 99.1

CONTACTS:                                    HERMANO ALBUQUERQUE
                                             Chief Executive Officer
                                             Phone: 011-55-61-314-9904
                                             E-mail:  hermano@tvfilme.com.br


FOR IMMEDIATE RELEASE



          ITSA LTD. ANNOUNCES SUCCESSFUL TV FILME, INC. REORGANIZATION

         BRASILIA, Brazil, (July 24, 2000) - ITSA Ltd., a Cayman Islands company (the "Company") and successor to TV Filme, Inc., a Delaware corporation, today announced that the debt restructuring under the plan of reorganization of TV Filme was successfully completed. Under the plan, holders of TV Filme's outstanding 12-7/8% senior notes received, in exchange for their notes, $25 million in cash, 80% of the new common equity of ITSA Ltd. and $35 million aggregate principal amount of 12% senior notes issued by ITSA Ltd.'s Brazilian subsidiary. Shareholders of TV Filme received 5% of the new common equity of ITSA Ltd. and management of TV Filme and its operating subsidiaries received 15% of the new common equity of the Company.

         Hermano Studart Lins de Albuquerque, Chief Executive Officer of ITSA Ltd., said, "We are pleased to report the completion of the restructuring of TV Filme, Inc. This restructuring has enabled TV Filme to reduce significantly its long term debt and, thus, has provided ITSA Ltd. with a solid financial footing on which to grow as the successor company. We believe the resulting enterprise will be a stronger competitor in the Brazilian telecommunications market it serves, benefiting customers, employees and shareholders."

         Headquartered in Brasilia, Brazil, ITSA Ltd., successor company to TV Filme, Inc., is a leading provider of subscription television, data and internet services in several markets in Brazil. The Company holds wireless cable licenses in the cities of Brasilia, Goiania, Belem and Campina Grande, Bauru, Caruaru, Franca, Porto Velho, Presidente Prudente, Belo Horizonte, Vitoria and Uberaba, which together comprise over 3.1 million households. At present, the Company intends to report its annual operating results in U.S. dollars and to prepare its annual financial statements in accordance with U.S. generally accepted accounting principles.

         The matters discussed in this release include forward-looking statements that involve risks and uncertainties, including risks detailed in TV Filme, Inc.'s reports previously filed with the Securities and Exchange Commission and risks that may be detailed from time to time in reports that may be filed with the Securities and Exchange Commission by the Company. The Company undertakes no duty to update such forward-looking statements.